Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2008

Owens & Minor Reports Record Quarterly Revenue of $1.79 Billion

for 2nd Quarter 2008

RICHMOND, VA….Owens & Minor (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2008. Revenue for the quarter was $1.79 billion, improved 6.9% from revenue of $1.68 billion in the second quarter last year. Net income for the second quarter was $23.6 million, an increase of 29% when compared to net income of $18.3 million in last year’s second quarter. Diluted earnings per share (EPS) for the quarter were $0.57, compared to $0.45 per share in the same period last year. For comparison purposes, results for the second quarter of 2007 included the impact of the integration of an acquired business.

“Record quarterly revenue and solid growth in earnings in the second quarter demonstrate that we are on the right track for 2008,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “In fact, over the last five quarters, we have reported strong results in revenue, gross margin dollars and earnings. We have executed operationally and managed our long-term debt, as we said we would. We are making progress in growing our relationships with new and acquired business, and we continue to provide more value to our customers and suppliers, consistent with our strategies. As we look to the rest of the year and beyond, we are operating from a position of strength.”

Year-to-Date Results

For the six months ended June 30, 2008, revenue was $3.55 billion, improved 5.4% from $3.37 billion in the same period last year. Net income for the first half of 2008 was $47.8 million, up 65% from net income of $29.1 million in the first half of last year. Year-to-date, diluted EPS was $1.16, compared to $0.71 in the first six months of 2007. For comparative purposes, earnings for the first six months of 2007 reflect the impact of the transition and integration of an acquired business to Owens & Minor.

Asset Management

For the first six months of the year, operating cash flow was $79 million, a slight decrease when compared to the prior year’s $86 million. The company used cash for payments on its revolving credit facility. Consequently, long-term debt decreased to $221 million as of June 30, 2008. Days sales outstanding (DSO) of 24.0 days and inventory turns of 10.4 were improved from the prior year second quarter.

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2008 Outlook

The company continues to target 2008 annual revenue growth in the 5% to 7% range. The company is now targeting earnings per diluted share for the year in a range of $2.30 to $2.40, increased from the previous range of $2.20 to $2.30.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc.,

(NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor management will conduct a conference call for professional analysts and investors on Tuesday, July 29, 2008, at 9:00 a.m. Eastern Daylight Time. Participants may access the live call at 877-748-0043 with conference code #55983971. The international dial-in number is 706-758-5871 with conference code #55983971. Webcast: The event will also be webcast on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for seven days by dialing 800-642-1687, using conference code #55983971.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended June 30,
	2008	2007
Revenue	$1,794,915	$1,679,044
Cost of revenue	1,604,728	1,502,181

Gross margin	190,187	176,863
Selling, general and administrative expenses	141,546	133,456
Depreciation and amortization	7,791	8,088
Other operating income and expense, net	(948)	(1,388)

Operating earnings	41,798	36,707
Interest expense, net	2,826	6,613

Income before income taxes	38,972	30,094
Income tax provision	15,340	11,828

Net income	$23,632	$18,266

Net income per common share - basic	$0.58	$0.45
Net income per common share - diluted	$0.57	$0.45

Weighted average shares - basic	40,754	40,213
Weighted average shares - diluted	41,449	40,763

	Six Months Ended June 30,
	2008	2007
Revenue	$3,547,632	$3,365,243
Cost of revenue	3,170,353	3,013,719

Gross margin	377,279	351,524
Selling, general and administrative expenses	278,654	276,238
Depreciation and amortization	15,596	16,266
Other operating income and expense, net	(1,968)	(2,470)

Operating earnings	84,997	61,490
Interest expense, net	6,339	13,784

Income before income taxes	78,658	47,706
Income tax provision	30,817	18,625

Net income	$47,841	$29,081

Net income per common share - basic	$1.18	$0.73
Net income per common share - diluted	$1.16	$0.71

Weighted average shares - basic	40,677	40,111
Weighted average shares - diluted	41,363	40,710

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$4,932	$2,129
Accounts and notes receivable, net	474,248	462,392
Merchandise inventories	632,877	581,569
Other current assets	54,416	43,767

Total current assets	1,166,473	1,089,857
Property and equipment, net	72,875	76,122
Goodwill, net	271,699	271,699
Intangible assets, net	27,625	32,517
Other assets, net	47,509	44,885

Total assets	$1,586,181	$1,515,080

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$555,791	$469,102
Accrued payroll and related liabilities	21,668	18,763
Other accrued liabilities	78,289	80,599

Total current liabilities	655,748	568,464
Long-term debt, excluding current portion	221,081	283,845
Other liabilities	50,037	48,412

Total liabilities	926,866	900,721

Shareholders’ equity
Common stock	82,745	81,748
Paid-in capital	174,533	161,978
Retained earnings	409,293	377,913
Accumulated other comprehensive loss	(7,256)	(7,280)

Total shareholders’ equity	659,315	614,359

Total liabilities and shareholders’ equity	$1,586,181	$1,515,080

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income	$47,841	$29,081
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,596	16,266
Provision for losses on accounts and notes receivable	10,827	10,503
Provision for LIFO reserve	10,468	5,900
Amortization of direct-response advertising costs	3,409	3,501
Deferred direct-response advertising costs	(4,769)	(4,391)
Share-based compensation expense	4,879	3,804
Changes in operating assets and liabilities:
Accounts and notes receivable	(22,683)	13,179
Merchandise inventories	(61,776)	26,591
Accounts payable	82,989	1,838
Net change in other current assets and current liabilities	(9,313)	(19,110)
Other, net	1,495	(776)

Cash provided by operating activities	78,963	86,386

Investing activities
Additions to property and equipment	(3,765)	(8,207)
Additions to computer software	(5,895)	(4,842)
Acquisition of intangible assets	—	(58)
Net cash paid for acquisitions of businesses	—	(2,410)
Other, net	8	375

Cash used for investing activities	(9,652)	(15,142)

Financing activities
Cash dividends paid	(16,461)	(13,766)
Net payments on revolving credit facility	(62,200)	(59,800)
Proceeds from exercise of stock options	7,226	4,668
Excess tax benefits related to stock-based compensation	2,454	2,076
Increase (decrease) in drafts payable	3,700	(4,000)
Other, net	(1,227)	(1,104)

Cash used for financing activities	(66,508)	(71,926)

Net increase (decrease) in cash and cash equivalents	2,803	(682)
Cash and cash equivalents at beginning of period	2,129	5,090

Cash and cash equivalents at end of period	$4,932	$4,408

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Operating results:
Revenue	$1,794,915	$1,752,717	$1,748,479	$1,686,744	$1,679,044

Gross margin	$190,187	$187,092	$185,203	$178,257	$176,863
Gross margin as a percent of revenue	10.60%	10.67%	10.59%	10.57%	10.53%

SG&A expense	$141,546	$137,108	$137,668	$131,365	$133,456
SG&A expense as a percent of revenue	7.89%	7.82%	7.87%	7.79%	7.95%

Operating earnings	$41,798	$43,199	$40,781	$40,942	$36,707
Operating earnings as a percent of revenue	2.33%	2.46%	2.33%	2.43%	2.19%

Net income	$23,632	$24,208	$22,453	$21,176	$18,266

Net income per common share - basic	$0.58	$0.60	$0.56	$0.53	$0.45

Net income per common share - diluted	$0.57	$0.59	$0.55	$0.52	$0.45

Accounts receivable:
Accounts and notes receivable, net	$474,248	$457,345	$462,392	$508,746	$515,496

Days sales outstanding (1)	24.0	23.7	24.3	27.7	27.9

Inventory:
Merchandise inventories	$632,877	$607,881	$581,569	$581,363	$635,297

Average inventory turnover	10.4	10.6	10.6	9.8	9.4

Financing:
Long-term debt, excluding current portion	$221,081	$211,962	$283,845	$231,142	$369,031

Stock information:
Cash dividends per common share	$0.20	$0.20	$0.17	$0.17	$0.17

Stock price at quarter-end	$45.69	$39.34	$42.43	$38.09	$34.94

(1)	Days sales outstanding based on three-months’ sales